CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A Nos. 33-42162 and 811-06377) of our reports dated October 22, 2021 on the financial statements and financial highlights of BNY Mellon AMT-Free Municipal Bond Fund and BNY Mellon High Yield Municipal Bond Fund (two of the funds constituting BNY Mellon Municipal Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended August 31, 2021.

/s/ ERNST & YOUNG LLP

New York, New York

December 20, 2021